Exhibit 99.1

Final Transcript


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   JOS A. BANK CLOTHIERS INC: 2007 Annual Earnings Call
   April 15, 2008/11:00 a.m. EDT

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SPEAKERS

David Ullman - Chief Financial Officer
Robert Wildrick - Chief Executive Officer


PRESENTATION

Moderator           Ladies and gentlemen,  thank you for standing by. Welcome to the Jos A. Bank Clothiers conference call. At this time all participants are in a listen-only mode. As a reminder, this call is being recorded today, Tuesday, April 15, 2008. I would now like to turn our conference over to our host, Mr.
                    David Ullman, Chief Financial Officer. Please go ahead, sir.

D. Ullman           Thank you and good  morning,  everybody,  and welcome to the fiscal year 2007  conference call for Jos A. Bank Clothiers.
                    I'm joined here this morning by Robert Wildrick, our CEO. I will give some comments on the performance of '07 and then
                    Mr. Wildrick will make some comments thereafter. Before we get started I need to read this information regarding forward-looking statements.

                    The Company's statements concerning future operations contained on this call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside the Company's control that can affect the Company's operating results, liquidity, and financial condition. Such factors include risks associated with economic, weather, public health, and other factors affecting consumer spending; higher energy and security costs; the successful implementation of the Company's growth strategy, including the ability of the Company to finance its expansion plans; the mix in pricing of goods sold; the effectiveness and profitability of new concepts; the market price of key raw materials such as wool and cotton; seasonality; merchandise trends; and changing consumer preferences; the effectiveness of the Company's marketing programs; the availability of lease sites for new stores; the ability to source product from its global supplier base; litigations; and other competitive factors.


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                    Other  factors  and  risks  that may  affect  the  Company's business or future  financial  results  are  detailed in the
                    Company's   filings   with  the   Securities   and  Exchange
                    Commission, including the Company's Annual Report on Form 10-K for the year ended February 2, 2008. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or even if substantially realized that those
                    results  or   developments   will  result  in  the  expected
                    consequences for the Company or affect the Company, its business, or its operations in the way the Company expects.

                    The Company cautions you not to place undue reliance on these forward-looking statements which speak only as of the respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates, or projections. These risks should be carefully reviewed before making any investment decision.

                    I will now go through a recap of the performance for 2007. Net income in 2007 was $50.2 million compared with $43.2 million in 2006. Earnings per share were $2.72 per share compared with $2.36 per share in 2006, resulting in a 15% gain in EPS. These results represent the seventh consecutive year of record earnings for Jos A. Bank Clothiers. The profit gain for the year was led by a 10.5% sales increase, an 80 basis point gain in gross profit margin, an 80 basis point improvement in leverage in G&A, and a 120 basis point deleveraging in sales and marketing expenses.

                    The most recent fourth quarter EPS increased $0.09 per share or 7%.

                    In 2007 the net sales increased 10.5% to $604 million. Comparable store sales increased 3.8%, and direct marketing sales increased 13.1%. The 3.8% comp store sales increase was driven almost exclusively by an increase in traffic, which offset decreases in IPT's and dollars per transaction. The sales increases were also attributable to the net increase of 46 new stores opened since last year. We passed the 400 store count in the third quarter and ended the year at 422 stores. The direct marketing sales gain was driven by an increase in Internet sales, while catalog sales declined. All major product categories generated net sales increases in 2007. Of special note, our sales gains were led by the sales of suits. As noted previously, gross profit margins increased 80 basis points in 2007. The increased margins in 2007 were driven by gross profit gains in all major categories of merchandise except sportswear. The gross profit gains were also led by lower costs from sourcing.

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                    Overall,  SG&A  costs  rose 40 basis  points as a percent of sales in '07; again, specifically G&A costs were down 80 basis points, and sales and marketing costs were up 120
                    basis   points.   The   leverage  in  the  G&A  costs  is  a
                    continuation of the trend of the sales gains exceeding the G&A increases. Specific benefits included lower healthcare claims costs and lower professional fees. The rise in selling and marketing costs as a percent of sales occurred in store occupancy, store payroll, and advertising costs for the total company.

                    Our net interest income improved approximately $2.5 million in '07, as we did not borrow any money from the bank all year, and we had invested cash throughout the year.

                    As you can see on the balance sheet, cash increased to $82 million at the end of 2007 compared with $43 million last year. Almost $80 million of the cash at year-end was invested in short-term T-bills as our strategy has been to minimize the current market risk for investments. We believe our cash and borrowing capacity is a strength of the Company to be able to help us to gain further market share and enhance our dominant position in menswear in 2008 and beyond. We will continue to evaluate the many potential uses of excess cash with our board of directors, always with an eye towards the protection and benefit of the Company and its shareholders.

                    The Company's tax rate in 2007 was 40.5% compared with 40.1% last year. You may recall that in 2006 the tax rate was reduced in the third quarter as we lowered certain income tax contingencies as several tax audits were finalized. As such the reductions in 2006 more than offset the benefit we experienced this year as we gained better leverage against certain nondeductible expenses.

                    Total inventories were approximately $207 million at the end of 2007, which is about $23 million higher than at this time last year. This represents an increase of 12.7% in total inventory compared with last year, which is relatively consistent with a 10.5% sales increase in '07. The trend of increase is consistent with our discussions in prior quarters, whereby we stated that we expected year-over-year total inventories to increase in the single digits or in the teens in '07. The inventory growth has been to support new stores and to build inventory in certain core categories. In addition, if you review the past two years our sales have increased approximately 30% from 2005 to 2007, while our inventories have grown 17% in the same period.

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                    Looking  forward to 2008,  we expect to open 38 to 48 stores in 2008 depending on site availability for deals that meet our criteria. Our capital expenditures are projected to be approximately $30 million to $35 million in '08 depending on the number of stores and other capital investments we make. In addition to capital expenditures for new stores, we expect to make investments in the renovation and relocation of several stores, for the purchase and renovation of a retail location, the potential expansion of our distribution center capacity, and the implementation of several systems initiatives. Please refer to our most recently filed 10-K for the detail of the timing of capital expenditures as well as collections of landlord contributions, which serve to offset a portion of the cash outlay for new stores.

                    I will now turn the call over to Robert Wildrick, our CEO.

R. Wildrick         Thank you,  Dave. We were pleased with our results last year in a consumer economy which was very difficult and which is showing no signs of getting any better. However, we're used to adversity and we have developed a culture of winning, and while we know this will be a tougher year we plan to maintain that attitude.

                    Let me take a minute to point out some of what has happened in this company since 1999. Sales have nearly tripled since 1999, from $194 million to $604 million. Net profit has gone up every year from about $1 million in '99 to over $50 million in '07. We now have over 400 stores from less than 100 company owned stores. Our operating income has gone from 1.8% to 13.7%, one of the best in our business. Our return on equity has gone from about 3% in '99 to over 20% for the last five years. And while we have opened over 300 stores and one new service center, expanded our computer capacity, and developed our Internet, we've eliminated debt and we've added nearly 3,000 American jobs.

                    While we remain cautious about a less than robust retail economy, we feel that we have some advantages that others may not have. We plan to spend at least the same amount of advertising dollars as last year; others seem to be cutting back. This should help us make our voice louder to the consumer. Our innovative products like our Stays Cool line of tailored clothing, shirts, and sport shirts are among the most extensive and best in the business. Our Traveler Wrinkle-Free products in dress shirts, sport shirts, and casual pants continue to perform, and we will be expanding our exclusive wrinkle and stain resistant cashmere sweater product.

                    We offer some of the highest quality product in the market at some of the best prices. This we feel should be a big advantage to us in difficult times. While others are cutting inventory we will continue to have a strong inventory position. In other words, we will have product when others may be out of stock. We're also noticing that prices are going up in the Far East significantly. We have a significant amount of inventory which we purchased at the lower price, so this should help us as the pipeline price points continue to go up.

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                    As has been  mentioned  earlier,  we will  continue  to open stores; already over 40 have been approved by the real estate committee. Our longer term plans call for continuing investment in technology, especially our Internet business, which we plan to grow to over $100 million over the next few years.

                    While no one really knows if our positive trends will continue we feel these advantages will at least give us the best shot at winning in what is clearly a difficult economy. For February and March the comp stores sales increase was 3.6%, with March being somewhat better than February. However, we still have about two and a half weeks left in the quarter and do not want to give you the impression that the quarter will be up or down. We simply have to see how April numbers come out. This will be a year of uncertainty for most businesses, but we feel that those who can react the fastest to the consumer and offer them the best quality for the best price will have the best chance for a successful year.

                    Finally, we've been asked why we don't have a Q&A session on our conference calls. The answer is that we try to be as complete as possible in our filings and are concerned that answers in Q&A sessions can too easily be misconstrued. Also the question has been asked why we don't make earnings projections. Simply put that in the current economic market conditions are changing very rapidly, as has been evidenced recently by a major company missing its earnings projections. We would rather focus on reacting to the business trend to move the Company forward. We will continue, however, to make non-earnings, forward-looking statements as we have in the past.

                    With that I'd like to turn the meeting back over to David. We want to thank you very much for your continued support, and we'll try very hard to make this another great year. Thank you.

D. Ullman           Thanks,  Bob,  and thank you,  everyone  for joining us this morning. We do believe we have customers as well as investors on the call, and we certainly thank them for their business. Take care and have a great day.

Moderator           Thank you.  Ladies and gentlemen,  this  conference  will be available for replay after 1:00 p.m. eastern time today through April 15, 2008 at midnight eastern time. You may access the AT&T Executive Replay System at any time by dialing 1-800-475-6701 and entering the access code 918768.
                    International participants may dial 320-365-3844.

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                    That does conclude our conference  for today.  Thank you for
                    your    participation   and   for   using   AT&T   Executive
                    Teleconference. You may now disconnect.